EXHIBIT 99.1

Woodward Reports Third Quarter Fiscal Year 2022 Results

FORT COLLINS, Colo., Aug. 01, 2022 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its third quarter of fiscal year 2022. (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.)

Third Quarter Overview

  Net sales were $614 million, compared to $557 million, an increase of 10 percent.
  Net earnings were $39 million, or $0.64 per share, compared to net earnings of $49 million, or $0.74 per share.
  Net cash provided by operating activities was $86 million for the first nine months of fiscal 2022, compared to $318 million. Free cash flow1 for the first nine months of fiscal 2022 was $49 million, compared to $297 million. Adjusted free cash flow1 for the first nine months of fiscal 2022 was $52 million. There were no adjustments made to free cash flow during the first nine months of the prior fiscal year.

“We delivered double digit sales growth in the quarter. Aerospace segment sales were boosted by increased aircraft utilization and strong OEM build rate demand. In our Industrial segment, we saw sales growth in most of our end markets. Weakness in China natural gas truck production and unfavorable foreign currency exchange rates contributed to a decrease in Industrial segment sales,” said Chip Blankenship, Chairman and Chief Executive Officer. “Profitability was impacted by labor and material inflation, as well as greater than expected global supply chain and labor disruptions. We remain focused on mitigating these impacts to fully realize the ongoing recovery in our end markets.”

Third Quarter Company Results

Net sales for the third quarter of fiscal 2022 were $614 million, compared to $557 million, an increase of 10 percent. Sales for the third quarter were negatively impacted by approximately $18 million from foreign currency exchange rates. The impact of ongoing global supply chain and labor disruptions remains consistent with the second quarter of 2022 at approximately $100 million.

Net earnings were $39 million, or $0.64 per share, for the third quarter of 2022, compared to $49 million, or $0.74 per share. EBIT1 was $58 million for the third quarter of 2022, compared to $67 million.

The effective tax rate was 21.6 percent for the third quarter of 2022, compared to 16.8 percent.

Segment Results

Aerospace

Aerospace segment net sales for the third quarter of fiscal 2022 were $402 million, compared to $341 million, an increase of 18 percent.

Commercial OEM and aftermarket sales increased significantly compared to the prior year quarter, driven by higher OEM production rates, continued recovery in passenger traffic, and increasing aircraft utilization. Defense sales were down compared to the prior year quarter primarily due to lower defense aftermarket sales as a result of global supply chain and labor disruptions.

Segment earnings for the third quarter of 2022 were $57 million, compared to $53 million. Segment earnings as a percent of segment net sales were 14.1 percent for the third quarter of 2022, compared to 15.6 percent. Aerospace segment earnings increased primarily as a result of significantly higher commercial OEM and aftermarket sales. Segment earnings, including as a percent of segment net sales, were negatively impacted by net inflationary impacts on material and labor costs, as well as increases in manufacturing costs related to supply chain disruptions and inefficiencies related to training recent hires.

Industrial

Industrial segment net sales for the third quarter of fiscal 2022 were $213 million, compared to $216 million, a decrease of 1 percent. Industrial sales for the third quarter of 2022 declined primarily due to weakness in China natural gas engines and the unfavorable impact of foreign currency exchange rates, partially offset by higher marine sales driven by higher utilization of the in-service fleet as well as increased industrial turbomachinery sales supporting increasing demand for power generation and process industries. The foreign currency exchange rates' unfavorable impact on Industrial segment net sales for the third quarter of 2022 was approximately $16 million.

Industrial segment earnings for the third quarter of 2022 were $21 million, or 9.9 percent of segment net sales, compared to $27 million, or 12.6 percent of segment net sales. Industrial segment earnings decreased primarily as a result of additional costs incurred due to supply chain disruptions and training recent hires, net inflationary impacts on material and labor costs, and unfavorable foreign currency effects. These impacts were partially offset by higher sales volume.

Nonsegment

Nonsegment expenses were $19 million for the third quarter of fiscal 2022, compared to $14 million.

Year-to-Date Results

Net sales for the first nine months of 2022 were $1.74 billion, compared to $1.68 billion. Net earnings for the first nine months of 2022 were $118 million, or $1.84 per share, compared to $159 million, or $2.42 per share. Adjusted net earnings for the first nine months of 2022 were $122 million, or $1.91 per share. There were no adjustments to earnings in the prior year period.

The effective tax rate was 17.2 percent for the first nine months of 2022, compared to 14.1 percent. The adjusted effective tax rate for the first nine months of 2022 was 17.6 percent. There were no adjustments to the effective tax rate in the first nine months of the prior year.

Aerospace segment net sales for the first nine months of 2022 were $1.11 billion, compared to $1.03 billion. Aerospace segment earnings for the first nine months of 2022 were $167 million, or 15.1 percent of segment net sales, compared to $169 million, or 16.4 percent of segment net sales.

Industrial segment net sales for the first nine months of 2022 were $632 million, compared to $648 million. Industrial segment earnings for the first nine months of 2022 were $62 million, or 9.8 percent of segment net sales, compared to $88 million, or 13.6 percent of segment net sales.

Nonsegment expenses were $64 million for the first nine months of 2022, compared to $47 million. Adjusted nonsegment expenses for the first nine months of 2022 were $58 million. There were no adjustments to nonsegment expense for the first nine months of the prior year.

Cash Flow and Financial Position

Net cash provided by operating activities for the first nine months of fiscal year 2022 was $86 million, compared to $318 million. Payments for property, plant, and equipment for the first nine months of 2022 were $37 million, compared to $21 million in 2021.

Free cash flow for the first nine months of 2022 was $49 million, compared to $297 million. Adjusted free cash flow for the first nine months of 2022 was $52 million. There were no adjustments to cash flow in the prior year. The decrease in free cash flow and adjusted free cash flow was primarily related to working capital increases as a result of production delays from supply chain disruptions.

During the first nine months of 2022, $462 million was returned to stockholders in the form of $34 million of dividends and $428 million of repurchased shares.

Total debt was $766 million at June 30, 2022, compared to $740 million at June 30, 2021. Debt-to-EBITDA1 leverage was 2.0 times EBITDA at June 30, 2022, compared to 1.7 times EBITDA at June 30, 2021.

Fiscal Year 2022 Outlook

In light of the continuing global supply chain and labor disruptions and net inflationary impacts, we are revising our FY22 guidance as follows:

Total net sales for 2022 are now expected to be between $2.35 billion and $2.40 billion. Aerospace sales growth is expected to be between 8 and 10 percent. Industrial sales are expected to be approximately flat.

Aerospace segment earnings as a percent of segment net sales are now expected to be approximately 15 percent. Industrial segment earnings as a percent of segment net sales are now expected to be between 9 and 10 percent.

The adjusted effective tax rate is now expected to be approximately 17 percent.

Adjusted free cash flow is now expected to be approximately $100 million to $120 million. Capital expenditures are still expected to be approximately $60 million.

Adjusted earnings per share is now expected to be between $2.55 and $2.75 based on approximately 63 million of fully diluted weighted average shares outstanding.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, August 1, 2022, to provide an overview of the financial performance for the third quarter of fiscal year 2022, business highlights, and outlook for the remainder of fiscal 2022. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-888-440-4531 (domestic) or 1-646-960-0808 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 4278216. An audio replay will be available by telephone from 7:30 p.m. EDT on August 1, 2022 until 11:59 p.m. EDT on August 15, 2022. The telephone number to access the replay is 1-800-770-2030 (domestic) or 1-647-362-9199 (international), reference Conference ID 4278216.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations”.

About Woodward, Inc.

Woodward is the global leader in the design, manufacturing, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Together with our customers, we are enabling the path to a cleaner, decarbonized world. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our business and financial outlook for fiscal year 2022, including assumptions regarding our outlook, trends in our business, statements about the continued and expected or potential effects of global supply chain and labor disruptions, the ongoing net inflationary pressures on our materials, labor and manufacturing costs, inefficiencies related to training recent hires, the potential impact of such disruptions, inefficiencies and pressures on our business and the management of our business, including our ability to effectively mitigate the effects of such disruptions, inefficiencies and pressures to fully realize the ongoing recovery in our end-markets, ongoing challenges in the China natural gas truck market, the anticipated recovery in aircraft passenger traffic and fleet utilization, continued demand increases for power generation and process industries, our ability to improve our operational execution, and expectations related to the performance of our segments and specific markets within those segments, and our future sales and the anticipated future sales growth, earnings, earnings per share and adjusted earnings per share, segment earnings as a percent of segment net sales, cash flows, free cash flows and adjusted free cash flows, our anticipated financial performance during the remainder of fiscal year 2022. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to: (1) uncertainties related to the COVID-19 pandemic; (2) global economic uncertainty and instability in the financial markets that affect Woodward, its customers, and its supply chain; (3) risks related to continued constraints and disruptions in the global supply chain and labor markets; (4) Woodward’s long sales cycle; (5) risks related to Woodward’s concentration of revenue among a relatively small number of customers; (6) Woodward’s ability to implement and realize the intended effects of any restructuring efforts; (7) Woodward’s ability to successfully manage competitive factors including expenses and fluctuations in sales; (8) changes and consolidations in the aerospace market; (9) Woodward’s financial obligations including debt obligations and tax expenses and exposures; (10) risks related to Woodward’s U.S. government contracting activities including potential changes in government spending patterns; (11) Woodward’s ability to protect its intellectual property rights and avoid infringing the intellectual property rights of others; (12) changes in the estimates of fair value of reporting units or of long-lived assets; (13) environmental risks; (14) Woodward’s continued access to a stable workforce and favorable labor relations with its employees; (15) Woodward’s ability to manage various regulatory and legal matters; (16) risks from operating internationally; (17) cybersecurity and other technological risks; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2021, any subsequently filed Quarterly Report on Form 10-Q, as well as its Quarterly Report on Form 10-Q for the third quarter ended June 30, 2022, which we expect to file shortly, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net sales	$614,332	$556,675	$1,742,757	$1,675,615
Costs and expenses:
Cost of goods sold	480,403	422,457	1,352,979	1,258,340
Selling, general, and administrative expenses	46,490	48,021	152,920	148,461
Research and development costs	32,224	29,765	90,000	89,388
Interest expense	8,533	8,397	25,036	25,552
Interest income	(353)	(308)	(1,494)	(1,086)
Other (income) expense, net	(3,252)	(10,355)	(18,813)	(29,809)
Total costs and expenses	564,045	497,977	1,600,628	1,490,846
Earnings before income taxes	50,287	58,698	142,129	184,769
Income taxes	10,841	9,837	24,472	26,025
Net earnings	$39,446	$48,861	$117,657	$158,744

Earnings per share amounts:
Basic earnings per share	$0.65	$0.77	$1.90	$2.51
Diluted earnings per share	$0.64	$0.74	$1.84	$2.42
Weighted average common shares outstanding:
Basic	60,506	63,559	62,052	63,215
Diluted	62,088	65,910	63,937	65,499

Cash dividends per share paid to Woodward common stockholders	$0.1900	$0.1625	0.5425	$0.4063

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	June 30,	September 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$99,701	$448,462
Accounts receivable	587,546	523,051
Inventories	503,664	419,971
Income taxes receivable	13,408	12,071
Other current assets	49,396	61,168
Total current assets	1,253,715	1,464,723
Property, plant, and equipment, net	913,468	950,569
Goodwill	779,144	805,333
Intangible assets, net	484,867	559,289
Deferred income tax assets	13,481	14,066
Other assets	311,114	297,024
Total assets	$3,755,789	$4,091,004

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$49,200	$-
Current portion of long-term debt	458	728
Accounts payable	195,402	170,909
Income taxes payable	18,713	11,481
Accrued liabilities	160,701	183,139
Total current liabilities	424,474	366,257
Long-term debt, less current portion	716,744	734,122
Deferred income tax liabilities	150,469	157,936
Other liabilities	554,489	617,908
Total liabilities	1,846,176	1,876,223
Stockholders’ equity	1,909,613	2,214,781
Total liabilities and stockholders’ equity	$3,755,789	$4,091,004

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Nine-Months Ended
	June 30,
	2022	2021
Net cash provided by operating activities	$86,016	$317,915

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(37,105)	(21,347)
Proceeds from sale of assets	4	141
Proceeds from business divestiture	6,000	-
Payments for purchases of short-term investments	(9,619)	(14,326)
Proceeds from sales of short-term investments	11,305	16,566
Net cash used in investing activities	(29,415)	(18,966)

Cash flows from financing activities:
Cash dividends paid	(33,572)	(25,734)
Proceeds from sales of treasury stock	20,283	32,219
Purchase of treasury stock	(440,233)	-
Borrowings on revolving lines of credit and short-term borrowings	477,400	74,400
Payments on revolving lines of credit and short-term borrowings	(428,200)	(74,400)
Payments of long-term debt and finance lease obligations	(644)	(101,214)
Net cash used in financing activities	(404,966)	(94,729)
Effect of exchange rate changes on cash and cash equivalents	(396)	4,517
Net change in cash and cash equivalents	(348,761)	208,737
Cash and cash equivalents at beginning of year	448,462	153,270
Cash and cash equivalents at end of period	$99,701	$362,007

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three-Months Ended June 30,		Nine-Months Ended June 30,
	2022	2021	2022	2021
Net sales:
Aerospace	$401,712	$340,912	$1,110,904	$1,027,285
Industrial	212,620	215,763	631,853	648,330
Total consolidated net sales	$614,332	$556,675	$1,742,757	$1,675,615
Segment earnings*:
Aerospace	$56,566	$53,167	$167,458	$168,641
As a percent of segment net sales	14.1%	15.6%	15.1%	16.4%
Industrial	21,102	27,166	62,029	87,925
As a percent of segment net sales	9.9%	12.6%	9.8%	13.6%
Total segment earnings	77,668	80,333	229,487	256,566
Nonsegment expenses	(19,201)	(13,546)	(63,816)	(47,331)
EBIT	58,467	66,787	165,671	209,235
Interest expense, net	(8,180)	(8,089)	(23,542)	(24,466)
Consolidated earnings before income taxes	$50,287	$58,698	$142,129	$184,769

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$12,955	$8,034	37,105	$21,347
Depreciation expense	$20,618	$21,717	62,674	$66,244

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended			Three-Months Ended
	June 30, 2022			June 30, 2021
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$50,287	$39,446	$0.64	$58,698	$48,861	$0.74
Non-U.S. GAAP adjustments:
Non-recurring matter unrelated to the ongoing operations of the business	-	-	-	-	-	-
Business development activities	-	-	-	-	-	-
Total non-U.S. GAAP adjustments	-	-	-	-	-	-
Adjusted earnings (Non-U.S. GAAP)	$50,287	$39,446	$0.64	$58,698	$48,861	$0.74

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Nine-Months Ended			Nine-Months Ended
	June 30, 2022			June 30, 2021
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$142,129	$117,657	$1.84	$184,769	$158,744	$2.42
Non-U.S. GAAP adjustments:
Non-recurring matter unrelated to the ongoing operations of the business	3,272	2,454	0.04	-	-	-
Business development activities	2,982	2,236	0.03	-	-	-
Total non-U.S. GAAP adjustments	6,254	4,690	0.07	-	-	-
Adjusted earnings (Non-U.S. GAAP)	$148,383	$122,347	$1.91	$184,769	$158,744	$2.42

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND ADJUSTED EBIT[1]
(Unaudited - in thousands)

	Three-Months Ended June 30,		Nine-Months Ended June 30,
	2022	2021	2022	2021
Net earnings (U.S. GAAP)	$39,446	$48,861	$117,657	$158,744
Income taxes	10,841	9,837	24,472	26,025
Interest expense	8,533	8,397	25,036	25,552
Interest income	(353)	(308)	(1,494)	(1,086)
EBIT (Non-U.S. GAAP)	58,467	66,787	165,671	209,235
Non-U.S. GAAP adjustments*	-	-	6,254	-
Adjusted EBIT (Non-U.S. GAAP)	$58,467	$66,787	$171,925	$209,235

*See Reconciliation of Earnings to Adjusted Earnings[1] table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1]AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three-Months Ended June 30,		Nine-Months Ended June 30,
	2022	2021	2022	2021
Net earnings (U.S. GAAP)	$39,446	$48,861	$117,657	$158,744
Income taxes	10,841	9,837	24,472	26,025
Interest expense	8,533	8,397	25,036	25,552
Interest income	(353)	(308)	(1,494)	(1,086)
Amortization of intangible assets	9,309	10,526	28,584	31,555
Depreciation expense	20,618	21,717	62,674	66,244
EBITDA (Non-U.S. GAAP)	88,394	99,030	256,929	307,034
Non-U.S. GAAP adjustments*	-	-	6,254	-
Adjusted EBITDA (Non-U.S. GAAP)	$88,394	$99,030	$263,183	$307,034

*See Reconciliation of Earnings to Adjusted Earnings[1]table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three-Months Ended June 30,		Nine-Months Ended June 30,
	2022	2021	2022	2021
Nonsegment expenses (U.S. GAAP)	$19,201	$13,546	$63,816	$47,331
Non-recurring matter unrelated to the ongoing operations of the business	-	-	(3,272)	-
Business development activities	-	-	(2,982)	-
Adjusted nonsegment expenses (Non-U.S. GAAP)	$19,201	$13,546	$57,562	$47,331

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1]AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands)

	Nine-Months Ended June 30,
	2022	2021

Net cash provided by operating activities (U.S. GAAP)	$86,016	$317,915
Payments for property, plant, and equipment	(37,105)	(21,347)
Free cash flow (Non-U.S. GAAP)	48,911	296,568
Cash paid for business development activities	2,982	-
Cash paid for restructuring charges	505	-
Adjusted free cash flow (Non-U.S. GAAP)	$52,398	$296,568

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) costs related to business development activities and (ii) a charge and partial reversal related to a non-recurring matter unrelated to the ongoing operations of the business. Woodward believes that these items are short-term costs or charges and are otherwise not related to the ongoing operations of the business. Therefore, Woodward uses them to illustrate more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash payments for costs related to business development activities and restructuring activities. Management believes these adjustments to free cash flow better portray Woodward’s operating performance. Guidance with respect to non-U.S. GAAP measures as provided in this release excludes, as applicable, costs, charges and payments related to (i) business development activities, and (ii) restructuring activities.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Dan Provaznik Director, Investor Relations 970-498-3849 Dan.Provaznik@woodward.com